Exhibit 99.1

Investor Relations

Amy Dahl

Managing Director, Corporate Communications and Investor Relations

(952) 887-8917, amy.dahl@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Fiscal 2013 Third Quarter Results

•                                          Third quarter sales increase to $510 million and net earnings per share increase to $0.68

•                                          Quarterly results strengthened by improved market conditions and increased demand for residential and landscape contractor products

•                                          Company raises full-year earnings outlook on the strength of margin improvement

BLOOMINGTON, Minn. (August 22, 2013) — The Toro Company (NYSE: TTC) today reported net earnings of $40.1 million, or $0.68 per share, on a net sales increase of 1.2 percent to $509.9 million for its fiscal third quarter ended August 2, 2013.  In the comparable fiscal 2012 period, the company delivered net earnings of $40.5 million, or $0.67 per share, on net sales of $504.1 million.

For the first nine months, Toro reported net earnings of $149.9 million, or $2.53 per share, on a net sales increase of 2.4 percent to $1,659.1 million.  In the comparable fiscal 2012 period, the company posted net earnings of $129.3 million, or $2.13 per share, on net sales of $1,619.4 million.

“For the quarter, our results were strengthened by a summer growing season with favorable temperatures and precipitation levels as compared to last year’s severe drought conditions,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “The more desirable weather helped us drive retail sales across most of our businesses and, in particular, our residential business.  In addition to realizing sales delayed in the prior quarter by adverse spring weather conditions, our residential business benefited from increased demand for our new and innovative products, including our Timecutter® zero turn radius riding products and our recently introduced line of lithium-ion battery-powered string and hedge trimmers.”

“As anticipated, the Tier 4 diesel engine transition—which caused a significant portion of our professional sales to be accelerated into our first quarter from later quarters as we’ve historically seen—continued to impact the quarterly results for our professional business.  Year-to-date our results are solid and our business fundamentals remain sound.  Our golf and landscape contractor businesses are benefitting from innovative and high performing equipment offerings valued by our end-user customers, we continue to grow our micro irrigation business around the world, and we realized additional sales from increased customer demand for our rental products and newly introduced Toro-branded underground and construction products.”

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“Looking ahead, although we are always mindful of the challenges that Mother Nature can create for us, as well as continuing expectations for slow worldwide economic growth, we remain cautiously optimistic about the remainder of our year.  We expect favorable sales comparisons to last year’s fourth quarter when limited prior season snowfall in North America and Europe significantly affected demand for our snowthrower products.  Turning to field inventory, despite elevated positions held through the second quarter due to the planned execution of the Tier 4 transition and the resulting impact of the poor spring weather conditions, we believe that recent retail efforts have reduced field inventories across our product lines and at these improved levels we are well positioned for the future.  Lastly, we expect that momentum from our productivity efforts and favorable commodity trends, somewhat offset by product mix, should drive additional earnings gains.  As a result, today we are refining our full-year revenue outlook and increasing our earnings expectations.”

The company now expects revenue growth for fiscal 2013 to be about 4 percent and net earnings to be about 2.55 per share, or an increase of about 19 percent over fiscal 2012.

SEGMENT RESULTS

Professional

•                  Professional segment net sales for the third quarter totaled $343.9 million, down 4.8 percent from the prior year period.  The quarterly sales decrease primarily was attributable to the Tier 4 diesel engine transition and related acceleration of a significant portion of our professional sales into our first quarter from later quarters as historically experienced.  Offsetting the decrease, shipments of landscape contractor equipment benefited from increased demand for our zero turn radius products driven by more favorable weather conditions this quarter compared to the drought conditions last year, as well as newly introduced product offerings.  Rental and construction equipment sales were up on increased product demand.  Global micro irrigation sales increased on continued demand for more efficient irrigation solutions for agriculture.  For the first nine months, professional segment net sales were $1,169.4 million, up 6.2 percent from the comparable fiscal 2012 period.

•                  Professional segment earnings for the third quarter totaled $60.5 million, down 14.2 percent from the prior year period.  For the first nine months, professional segment earnings were $233.5 million, up 10.5 percent from the comparable fiscal 2012 period.

Residential

•                  Residential segment net sales for the third quarter totaled $155.5 million, up 14.4 percent from the prior year period.  Favorable temperatures and precipitation levels in the quarter led to sales increases across all summer product categories, including riding products, walk power mowers and handheld trimmer and blower products.  For the first nine months, residential segment net sales were $477.8 million, down 5.5 percent from the comparable fiscal 2012 period.  The year-to-date sales results largely were attributable to the unusually mild 2012/2013 winter season and the late start to spring.

•                  Residential segment earnings for the third quarter totaled $15.1 million, up 50 percent from the prior year period.  For the first nine months, residential segment earnings were $51.9 million, up 1.4 percent from the comparable fiscal 2012 period.

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OPERATING RESULTS

Gross margin for the third quarter was 34.9 percent, down 40 basis points from the comparable fiscal 2012 period, primarily due to product mix but offset by favorable commodity costs, productivity gains and realized pricing.  For the first nine months, gross margin was up 130 basis points to 35.9 percent.

Selling, general and administrative (SG&A) expense as a percent of sales increased 20 basis points for the third quarter to 23.4 percent.  For the first nine months, SG&A expense increased 40 basis points as a percent of sales to 22.5 percent.  For both periods, the increase in SG&A as a percent of sales was the result of higher warehousing expense, increased engineering spending and incremental costs from acquisitions, offset by lower warranty expense.

Operating earnings as a percent of sales decreased 60 basis points to 11.5 percent for the third quarter, but was up 90 basis points to 13.4 percent for the year to date.

The effective tax rate for the third quarter was 30.5 percent compared with 31.8 percent in the same period last year.  For the year to date comparison, the tax rate decreased to 31.0 percent from 33.3 percent.  The decrease in both periods was primarily the result of the reenactment of the Federal Research and Engineering Tax Credit.

Accounts receivable at the end of the third quarter totaled $202.1 million, up 2.6 percent from the prior year period.  Net inventories were $258.9 million, up 10.3 percent from the end of last year’s third quarter.  Trade payables were $124.2 million, the approximate equivalent of last year.

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative turf, landscape, rental and construction equipment, and irrigation and outdoor lighting solutions.  With sales of more than $1.9 billion in fiscal 2012, Toro’s global presence extends to more than 90 countries through strong relationships built on integrity and trust, constant innovation and a commitment to helping customers enrich the beauty, productivity and sustainability of the land.  Since 1914, the company has built a tradition of excellence around a number of strong brands to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties and agricultural fields.  More information is available at www.thetorocompany.com.

LIVE CONFERENCE CALL

August 22, 2013 at 10:00 a.m. CDT

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on August 22, 2013.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising or persistent unemployment and weakened consumer confidence; the threat of terrorist acts and war, which may result in

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contraction of the domestic and global economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics, resins and other commodities and components; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the revenue growth, operating earnings and employee engagement goals of our multi-year employee initiative called “Destination 2014”; our increased dependence on international sales and the risks attendant to international operations and markets, including political, economic and/or social instability in the countries in which we manufacture or sell our products resulting in contraction or disruption of such markets; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters, and Tier 4 emissions requirements; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  and the occurrence of litigation or claims.  In addition, factors that could affect completion of the proposed acquisition of a micro irrigation business in China including whether and when the required regulatory approvals will be obtained, and whether and when the other closing conditions will be satisfied.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

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THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	August 2, 2013	August 3, 2012	August 2, 2013	August 3, 2012
Net sales	$509,918	$504,076	$1,659,065	$1,619,396
Gross profit	178,031	178,122	596,149	560,195
Gross profit percent	34.9%	35.3%	35.9%	34.6%
Selling, general, and administrative expense	119,451	117,137	373,894	358,689
Operating earnings	58,580	60,985	222,255	201,506
Interest expense	(3,909)	(4,198)	(12,307)	(12,791)
Other income, net	2,982	2,681	7,420	5,231
Earnings before income taxes	57,653	59,468	217,368	193,946
Provision for income taxes	17,556	18,919	67,473	64,656
Net earnings	$40,097	$40,549	$149,895	$129,290

Basic net earnings per share	$0.70	$0.69	$2.58	$2.17

Diluted net earnings per share	$0.68	$0.67	$2.53	$2.13

Weighted average number of shares of common stock outstanding — Basic	57,653	59,045	58,091	59,642

Weighted average number of shares of common stock outstanding — Diluted	58,913	60,336	59,266	60,829

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
Segment Net Sales	August 2, 2013	August 3, 2012	August 2, 2013	August 3, 2012
Professional	$343,866	$361,120	$1,169,446	$1,100,899
Residential	155,452	135,894	477,789	505,399
Other	10,600	7,062	11,830	13,098
Total *	$509,918	$504,076	$1,659,065	$1,619,396

* Includes international sales of	$138,855	$133,623	$492,526	$480,471

	Three Months Ended		Nine Months Ended
Segment Earnings (Loss) Before Income Taxes	August 2, 2013	August 3, 2012	August 2, 2013	August 3, 2012
Professional	$60,508	$70,537	$233,521	$211,329
Residential	15,070	10,048	51,903	51,174
Other	(17,925)	(21,117)	(68,056)	(68,557)
Total	$57,653	$59,468	$217,368	$193,946

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	August 2, 2013	August 3, 2012
ASSETS
Cash and cash equivalents	$161,180	$143,058
Receivables, net	202,148	197,023
Inventories, net	258,929	234,790
Prepaid expenses and other current assets	27,426	24,436
Deferred income taxes	62,324	62,368
Total current assets	712,007	661,675

Property, plant, and equipment, net	179,943	177,723
Goodwill and other assets, net	139,180	147,130
Total assets	$1,031,130	$986,528

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$—	$1,858
Accounts payable	124,244	124,168
Accrued liabilities	284,702	278,797
Total current liabilities	408,946	404,823

Long-term debt, less current portion	223,528	223,467
Deferred revenue	10,547	11,289
Deferred income taxes	2,898	1,380
Other long-term liabilities	6,592	7,822
Stockholders’ equity	378,619	337,747
Total liabilities and stockholders’ equity	$1,031,130	$986,528

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Nine Months Ended
	August 2, 2013	August 3, 2012
Cash flows from operating activities:
Net earnings	$149,895	$129,290
Adjustments to reconcile net earnings to net cash provided by operating activities:
Noncash income from finance affiliate	(5,658)	(4,521)
Provision for depreciation and amortization	39,204	37,929
Stock-based compensation expense	7,927	7,465
Decrease (increase) in deferred income taxes	183	(443)
Other	28	(117)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(56,762)	(51,640)
Inventories, net	(12,048)	(6,428)
Prepaid expenses and other assets	(1,539)	(6,114)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	36,910	59,986
Net cash provided by operating activities	158,140	165,407

Cash flows from investing activities:
Purchases of property, plant, and equipment	(34,390)	(28,158)
Proceeds from asset disposals	344	114
Distributions from finance affiliate, net	2,977	1,777
Acquisitions, net of cash acquired	—	(9,663)
Net cash used in investing activities	(31,069)	(35,930)

Cash flows from financing activities:
Repayments of short-term debt	(415)	(922)
Repayments of long-term debt	(1,769)	(1,892)
Excess tax benefits from stock-based awards	5,196	8,080
Proceeds from exercise of stock options	8,146	17,337
Purchases of Toro common stock	(76,003)	(67,354)
Dividends paid on Toro common stock	(24,453)	(19,748)
Net cash used in financing activities	(89,298)	(64,499)

Effect of exchange rates on cash and cash equivalents	(2,449)	(2,806)

Net increase in cash and cash equivalents	35,324	62,172
Cash and cash equivalents as of the beginning of the period	125,856	80,886

Cash and cash equivalents as of the end of the period	$161,180	$143,058

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